Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Xcel Brands, Inc. and Subsidiaries on Form S-8 File No. 333-188985; File No. 333-201252; File No. 333-214150; and File No. 333-264382 of our report dated April 17, 2023, with respect to our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, New York

April 17, 2023